EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CHINA YOUTH MEDIA, INC.
____________________________________________________________

We, the undersigned, President and Secretary, respectively, of China Youth Media, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DO HEREBY CERTIFY:

FIRST:  That the name of the Corporation is China Youth Media, Inc.

SECOND:  That Article First of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

“FIRST:  The name of the Corporation (hereinafter called the “Corporation”) is Midwest Energy Emissions Corp.”

THIRD:   The Corporation is authorized to issue two classes of stock.  The total number of shares of stock of each class which the Corporation is authorized to issue and the par value of each share of each class of stock are as follows:

Class                                Par Value                                Authorized Shares
Common                                $0.001                                           500,000,000
Preferred                                $0.001                                               2,000,000
Total                                                                                             502,000,000

FOURTH:  That Article Fourth of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

“FOURTH:  The Corporation is authorized to issue two classes of stock.  One class of stock shall be Common Stock, par value $0.001 per share.  The second class of stock shall be Preferred Stock, par value $0.001 per share.  The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class                                Par Value                                Authorized Shares
Common                                $0.001                                           100,000,000
Preferred                                $0.001                                               2,000,000
Total                                                                                             102,000,000

Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation whereby  this Article FOURTH is amended to read as set forth herein (the “Effective Time”), each one hundred ten (110) shares of Common Stock, with a par value of $0.001 per share,  of the Corporation issued and outstanding immediately prior to the Effective Time shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable share of Common Stock, with a par value of $0.001 per share, of the Corporation.  No scrip or fractional shares will be issued by reason of this amendment.  Fractional share interests created as a result of this amendment shall be rounded up to the next whole number of shares by the Corporation.”

FIFTH:  That the amendment shall be effective on October 7, 2011.

SIXTH:  That the amendment was authorized by the unanimous written consent of the Board of Directors followed by written consent of the stockholders being given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its President and attested to by its Secretary this 21st day of September, 2011.

/s/Richard MacPherson	/s/ Richard MacPherson
By: Richard MacPherson	By: Richard MacPherson
Its: President	Its: Secretary